SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

December 5, 2008

Intrepid Technology & Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Idaho	000-30065	82-0230842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

501 West Broadway, Suite 200, Idaho Falls, Idaho	83402
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(208) 529-5337

ITEM 8.01 Other Events

A Letter from The CEO To All Intrepid Stakeholders, December, 2008.

After my 1st three months working with the Intrepid team, I wrote a note in July and posted it on our Company website sharing my thoughts about the work done to get the Company from 2001 to mid-year 2008. At that time, I expressed my optimism about the two digesters that were up and running. I also indicated my belief that we would bring in:

1.

New customers;

2.

New farmers whom we could serve; and

3.

Strategic partner relationships in the near future.

After my initial note, we enjoyed a number of successes, such as signing a six year contract with EcoSecurities to sell all of our carbon offsets (methane destruction expressed in carbon equivalent units). There is also the construction of the connection that enables us to inject clean and renewable natural biogas into the Intermountain Gas pipeline; and gas should be flowing in the coming days. In addition, we have good reason to believe we will be able to attract long term fiber sale contracts. Unfortunately, our own present cash shortfall has prevented us from yet realizing the other successes that we project could be possible with sufficient funding.

We are also pleased to report that we conducted an open house at WestPoint in late August. At that time, farmers, local and state government officials, customers and prospective customers complimented the plant in all respects.  However, just as we are on the verge of expanding our business, we have cash requirements that require us to team up with a partner now.  We need cash for spare parts at the plants in order to fully serve the farmers. We also need to be able to assure gas and fiber customers of a reliable supply. In order to fully serve our current farmers, to attract and serve additional farmers, and to attract long term customers, we must combine with a partner that allows us to resolve this matter now.

You should know that one adverse impact of our cash shortfall is that, unfortunately, we have been unable to pay the independent auditor for the fiscal year end audit fee. As a result, the auditor’s field work for the first quarter has not been completed, and we are not yet able to file the 10-QSB for our first fiscal quarter ended September 30, 2008. We hope to resolve this situation as soon as we have sufficient cash resources. FINRA has given the Company a grace period until December 22nd to cure the deficiency, during which time our stock symbol will have an “E” suffix to indicate a late filing.  If we are unable to make the filing by the end of the grace period, our stock will no longer be traded on the Over The Counter Bulletin Board (OTCBB), but will be traded on the “Pink Sheets” at least until the deficiency is cured.

Everyone is also aware that the global credit and capital markets have tightened up; and the reality is that national and global economics affect us just as they affect every other company of every size; although smaller public companies have been particularly hard hit. This has severely lengthened the process of obtaining working capital funds. As a result, cash necessary to pay for critical parts, repairs, and maintenance has not been available when needed. Our plants have had temporary periods of down time until repairs could be made; and are currently operating at below optimum levels. The plants will keep running as long as we have sufficient funds to do so.

We are seeking to ally with others and restructure ourselves in a way that enables us to succeed. Our plants require dependable cash working capital, near term and long term, in order to enter into new digester contracts with farmers and with customers to buy our gas and fiber. We are evaluating a number of possibilities such as raising additional capital (although that has been problematic in this economy), sale of all or a portion of the company to a new investor or strategic partner or the sale of our existing plants. The goal, in all events, is to position Intrepid, which is in fact an intellectual capital company, to have a viable, growing future.

This letter is written to inform all stakeholder groups, from shareholders to creditors to farmers to customers and others that:

1.

We are in discussions with entities that like our business model and potential;

2.

We cannot reasonably move forward without financial resources and other assistance;

3.

We are taking all reasonable steps in order to seek to obtain the best possible outcomes given our present circumstances.

Accordingly, we are delaying the Annual Shareholder Meeting until the forward path becomes clear. We believe Intrepid can, should, and will be a meaningful part of the clean and renewable energy future nationally and globally when we join with the right strategic partner, which is our absolute goal.

We will keep you all apprised of substantive events and progress as we move through the next few months.

Sincerely,

John (Jack) D. Haffey

Chief Executive Officer

DISCLAIMER:  Statements released by Intrepid Technology and Resources, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2008	INTREPID TECHNOLOGY & RESOURCES, INC.

By: /s/ John D. Haffey
Name: John D. Haffey
Title: Chief Executive Officer